PEOPLES-SIDNEY FINANCIAL ANNOUNCES QUARTERLY
                              EARNINGS AND DIVIDEND

(Sidney, Ohio; NASD-NMS "PSFC")

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation's second quarter earnings for the fiscal year ending June 30, 2000.

Net income, before federal income tax, was $198,000 for the quarter ending December 31, 1999 compared to $184,000 for the same period in 1998, a 7%
increase. Quarterly net income, after tax, at December 31, 1999 was $116,000 compared to $118,000 in 1998. The net decrease in after tax net income for the quarter represents an increase in federal income tax accruals due to an increase in the effective tax rate primarily relating to the Corporation's stock-based benefit plans. Current quarterly earnings represent $0.08 per share compared to $0.07 during the same quarter in 1999.

The Corporation's year to date net income, after tax, totaled $247,000 or $0.17 per share, compared to $235,000 or $0.14 per share for the same period in 1998.

On January 14, 1999 the Board of Directors declared a quarterly cash dividend of $0.07 per share to shareholders of record on January 31, 2000. This dividend will be payable on February 14, 2000.

Peoples Federal serves Shelby county with offices at 101 E. Court Street, Sidney, Ohio, 403 S. Pike Street, Anna, and 115 E. Pike Street, Jackson Center. The Corporation had assets of $126 million and $17 million in shareholder equity at December 31, 1999.